Exhibit 99.1

NEWS RELEASE

UROPLASTY, INC. REPORTS
THIRD QUARTER FINANCIAL RESULTS
ENDING DECEMBER 31, 2004

Friday, February 11, 2005

MINNEAPOLIS, MN — Uroplasty, Inc. (OTC: UPST — news) reports its worldwide financial results for the third quarter ended December 31, 2004.

Three-month period ended December 31, 2004 compared to three-month period ended December 31, 2003

Net Sales: In the third quarter ended December 31, 2004, net sales of all products were $1,609,692, representing a $162,021 or 11% increase when compared to net sales of $1,447,671 for the third quarter ended December 31, 2003. Excluding fluctuations in foreign currency exchange rates, we had a sales increase of approximately 2%, mainly attributed by increased prices. We believe our sales will increase as a result of the impact of all sales personnel and their focus on the execution of sales plans designed to expand our global market share in the specialties of both urinary and fecal incontinence. The Macroplastique product line accounts for 76% and 84% of total net sales, respectively, during the periods presented.

Gross Profit: Gross profit was $1,226,119 and $1,043,541 for the quarters ended December 31, 2004 and 2003, respectively, or 76% and 72% of net sales. Gross profit increased as a result of increased customer prices and currency fluctuations. Gross profit as a percentage of net sales in any one specific period will continue to fluctuate, based on the following factors: our unit sales, our utilization of manufacturing capacity, the mix of products sold with different gross margins, the mix of customers (and different discounts to them), the mix of direct sales versus sales through distributors (with higher margins on direct sales), and currency fluctuations. Historically, the gross margin has ranged from approximately 70-80% of net sales.

General and Administrative Expense: General and administrative (“G&A”) expenses increased from $493,905 during the third quarter of fiscal 2004 to $504,390 during the third quarter of fiscal 2005. The G&A expense increase related to increased salary costs of $39,000, a $50,000 increase in professional fees for accounting and legal, general price increases and fluctuations in foreign currency exchange rates. This increase was offset in part by decreases of $29,000 in consulting fees and $108,000 of shareholders’ expense. The decrease in both the consulting fees and the shareholders’ expense primarily relates to the $139,883 of stock-based compensation expense recognized in the third quarter of fiscal 2004. The increased salary costs relates to added personnel and increased salaries.

Research and Development Expense: Research and development (“R&D”) expenses increased $104,370, or 23%, from $454,349 during the third quarter of fiscal 2004 to $558,719 during the third quarter of fiscal 2005. The increase in R&D expense is due to quality and regulatory costs related to the development of our premarket approval (PMA) submission for U.S. market clearance for Macroplastique in the treatment of adult female stress urinary incontinence.

Selling and Marketing Expenses: Selling and marketing (“S&M”) costs decreased 15% from $487,619 during the third quarter of fiscal 2004 to $416,886 during the third quarter of fiscal 2005. The decrease resulted from a $34,000 decrease in personnel costs, a $19,000 decrease of automobile expense, mainly due to an early returned lease car in fiscal 2004, decreased costs of $11,000 relating to trade-shows, conventions and congresses. The decreased personnel costs relate to dismissal payment made in the third quarter of fiscal 2004. The timing of when trade shows and congresses take place caused the decrease in the costs.

Other Income (Expense): Other income (expense) includes interest income, interest expense, foreign currency exchange gains and losses, settlement income and other non-operating costs when incurred. Our financial results are subject to material fluctuations based on changes in currency exchange rates. Other income (expense) was $(3,824) and $13,121 for the third quarters ended December 31, 2004 and 2003, respectively. We recognize exchange gains and losses primarily as a result of fluctuations in currency rates between the U.S. dollar (the functional reporting currency) and the euro and British pound (currencies of our subsidiaries), as well as their effect on the dollar denominated short-term intercompany obligations between the Company and its foreign subsidiaries. We recognized foreign currency gains (losses) of $(6,478) and $11,697 for the third quarters ended December 31, 2004 and 2003, respectively.

Income Tax Expense: Our Dutch subsidiaries recorded income tax expense of $86,311 and $120,914 for the third quarter ended December 31, 2004 and 2003, respectively, as they have fully utilized their net operating loss carryforwards. The U.S. net operating loss carryforwards cannot be used to offset taxable income in foreign jurisdictions. We expect continued profits for our Dutch subsidiaries and therefore continued income tax expenses. The Dutch income tax rate is 29% for euro 22,689 of profit and 34.5% for the amount above euro 22,689. For profits after January 1, 2005 the Dutch income tax rate is 27% for euro 22,689 of profit and 31.5% for the amount above euro 22,689.

Nine-month period ended December 31, 2004 compared to nine-month period ended December 31, 2003

Net Sales: During the nine-months ended December 31, 2004, net sales of all products were $5,012,912, representing a $1,030,579 or 26% increase when compared to net sales of $3,982,333 for the nine months ended December 31, 2003. Excluding fluctuations in foreign currency exchange rates, we had a sales increase of approximately 16%. The sales increase is partly contributed by price increases, but mainly attributable by increased unit sales. We believe the continued increase in sales is related to the impact and execution of sales plans designed to expand our global market share in the specialties of both urinary and fecal incontinence. The Macroplastique product line accounts for 77% and 84% of total net sales, respectively, during the periods presented.

Gross Profit: Gross profit was $3,695,609 and $2,875,228 for the nine-months ended December 31, 2004 and 2003, respectively, or 74% and 72% of net sales. Gross profit increased as a result of increased customer prices and currency fluctuations. Gross profit as a percentage of net sales in any one specific period will continue to fluctuate, based on the following factors: our unit sales, our utilization of manufacturing capacity, the mix of products sold with different gross margins, the mix of customers (and different discounts to them), the mix of direct sales versus sales through distributors (with higher gross margins on direct sales), and currency fluctuations. Historically, the gross margin has ranged from approximately 70-80% of net sales.

General and Administrative Expense: General and administrative (“G&A”) expenses decreased from $1,450,447 during the nine-months ended December 31, 2003 to $1,403,762 during the same period of fiscal 2005. The G&A expense decrease related to decreases of $87,000 in consulting fees and $215,000 of shareholders’ expense. This decrease was offset by increased salary costs of $80,000, a $125,000 increase in professional fees for accounting and legal, general price increases and fluctuations in foreign currency exchange rates. The decrease in both the consulting fees and the shareholders’ expense primarily relates to the $304,290 of stock-based compensation expense recognized in the nine-months ended December 31, 2003.

The increased salary costs relates to added personnel and increased salaries.

Research and Development Expense: Research and development (“R&D”) expenses increased $388,175, or 29%, from $1,336,313 during the nine months ended December 31, 2003 to $1,724,488 for the same period of fiscal 2005. The increase in R&D expense is primarily due to quality and regulatory costs related to the development of the Company’s premarket approval (PMA) submission for U.S. market clearance for Macroplastique in the treatment of adult female stress urinary incontinence.

Selling and Marketing Expenses: Selling and marketing (“S&M”) costs increased 19% from $1,286,922 during the nine months ended December 31, 2003 to $1,535,642 for the same period of fiscal 2005. This increase resulted from a $159,000 increase in personnel costs, an additional $141,000 in costs relating to trade-shows, conventions and congresses, general price increases, and fluctuations in foreign currency exchange rates. The increase was offset by a decrease in promotional costs of $60,000. The increased personnel costs relate to the hiring of experienced sales personnel and increased salaries and bonuses.

Other Income (Expense): Other income (expense) includes interest income, interest expense, foreign currency exchange gains and losses, settlement income and other non-operating costs when incurred. Our financial results are subject to material fluctuations based on changes in currency exchange rates. Other income (expense) was $(13,153) and $12,419 for the nine months ended December 31, 2004 and 2003, respectively. We recognize exchange gains and losses primarily as a result of fluctuations in currency rates between the U.S. dollar (the functional reporting currency) and the euro and British pound (currencies of our subsidiaries), as well as their effect on the dollar denominated short-term intercompany obligations between the Company and its foreign subsidiaries. We recognized foreign currency gains (losses) of $(20,564) and $5,126 for the periods presented.

Income Tax Expense: Our Dutch subsidiaries recorded income tax expense of $138,540 and $241,309 for the periods presented, as they have fully utilized their net operating loss carryforwards. The U.S. net operating loss carryforwards cannot be used to offset taxable income in foreign jurisdictions. We expect continued profits for our Dutch subsidiaries and therefore continued income tax expenses. The Dutch income tax rate is 29% for euro 22,689 of profit and 34.5% for the amount above euro 22,689. For profits after January 1, 2005 the Dutch income tax rate is 27% for euro 22,689 of profit and 31.5% for the amount above euro 22,689.

Summary of Operations:

	Three Months Ended		Nine Months Ended
	12/31/04	12/31/03	12/31/04	12/31/03

Net sales	$1,609,692	$1,447,671	$5,012,912	$3,982,333
Operating loss	(253,876)	(392,332)	(968,283)	(1,198,454)
Net loss	(344,011)	(500,125)	(1,119,976)	(1,427,344)

Basic and diluted loss per common share	$(0.07)	$(0.11)	$(0.24)	$(0.32)

Weighted average common shares outstanding:
Basic and diluted	4,670,522	4,530,657	4,638,628	4,500,677

Consolidated Balance Sheet Data

	December 31, 2004	March 31, 2004
Assets
Current assets	$3,838,484	$4,517,054
Property, plant, and equipment, net	1,099,052	1,071,116
Intangible assets, net of accumulated Amortization	42,265	51,495
Deferred tax assets	155,793	123,893

Total assets	$5,135,594	$5,763,558

Liabilities and Shareholders’ Equity
Current liabilities:
Current maturities — long-term debt	$46,560	$42,301
Accounts payable	231,049	225,315
Accrued liabilities	372,823	475,957
Income tax payable	154,217	101,562

Total current liabilities	804,649	845,135
Long-term debt — less current maturities	493,109	479,720
Accrued pension liability	373,720	334,470

Total liabilities	1,671,478	1,659,325
Shareholders’ equity	3,464,116	4,104,233

Total liabilities and shareholders’ equity	$5,135,594	$5,763,558

Uroplasty is a medical device company that develops, manufactures and markets a family of injectable implant products used for soft-tissue augmentation for specific indications in urology, urogynecology, colon and rectal, otolaryngology and plastic surgery markets. The Company’s products offer physicians and their patients a minimally invasive treatment option for urinary incontinence, vesicoureteral reflux, fecal incontinence, vocal cord rehabilitation and dermal augmentation. Uroplasty’s products are CE marked for these indications and sold in markets outside the United States. The Company is concluding a multi-center U.S. IDE clinical trial with its urethral bulking agent, MACROPLASTIQUE®, as a minimally invasive, office-based procedure for treating female stress urinary incontinence.

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The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. This press release contains forward-looking statements, including our internal projections of anticipated fiscal 2005 operating results, which reflect our views regarding future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified below, which could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions which indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending upon a variety of factors, including, but not limited to: the effect of government regulation, including when and if we receive approval for marketing of our products in the United States; the impact of international currency fluctuations on our cash flows and operating results; the impact of technological innovation and competition; acceptance of our products by physicians and patients, particularly since our principal product contains silicone; our reliance on a single product for most of our current sales; our intellectual property and the ability to prevent competitors from infringing our rights; the ability to receive third party reimbursement for our products; the results of our current human clinical trial; our continued losses and the possible need to raise additional capital in the future; our ability to manage our international operations; our ability to hire and retain key technical and sales personnel; our dependence on key suppliers; future changes in applicable accounting rules; and volatility in our stock price.

Uroplasty, Inc. stock is traded on the OTC Bulletin Board system under the symbol “UPST.OB.”

FOR FURTHER INFORMATION: visit Uroplasty’s web page at www.uroplasty.com or contact Mr. Humphries.

UROPLASTY, INC.

Sam B. Humphries, President / CEO
2718 Summer Street NE, Minneapolis, MN 55413-2820
Tel: 612-378-1180
Fax: 612-378-2027
E-mail: samh@uroplasty.com